Exhibit 99.1

Company Contact:	Investor Relations:
Dick Anderson	Ina McGuinness or Bruce Voss
Chief Financial Officer	Lippert/Heilshorn & Associates
661-775-5302	310-691-7100
danderson@mannkindcorp.com	imcguinness@lhai.com

MANNKIND REPORTS THIRD QUARTER FINANCIAL RESULTS

VALENCIA, Calif. (November 3, 2004) — MannKind Corporation (Nasdaq: MNKD) today reported financial results for the third quarter and nine months ended September 30, 2004.

For the third quarter of 2004, total operating expenses were $20.5 million, compared with $14.0 million in the third quarter of 2003. Research and development (R&D) expenses increased by $0.9 million to $11.7 million, primarily due to increased expenses associated with expanded clinical trials and related support for the Company’s Technosphere® Insulin program, offset by a $5.5 million R&D credit exchange recognized under a R&D credit exchange program in the State of Connecticut for qualified research and development expenses. Of this amount, approximately $1.5 million consisted of cash received during the third quarter of 2004. Without this offsetting credit, R&D expenses for the quarter would have been $17.2 million. General and administrative (G&A) expenses increased by $5.5 million to $8.8 million. Included in R&D and G&A expenses for the third quarter of 2004 are non-cash stock-based compensation expenses aggregating $7.0 million, compared with $0.2 million in the third quarter of 2003.

The net loss for the third quarter of 2004 was $20.2 million, versus a net loss of $13.9 million in the third quarter of 2003. Net loss per share was $1.40 in the third quarter of 2004 compared with a net loss per share of $0.72 for the comparable 2003 period. Net loss per share in the third quarter of 2004 includes a deemed dividend to Series B and C preferred stockholders of approximately $19.2 million, or $0.68 per share, which occurred as a consequence of the automatic conversion of the preferred stock into common stock at the close of the Company’s recent initial public offering. Although the non-cash dividend had no effect on stockholders’ equity, it increased the net loss applicable to the common stockholders and the net loss per share. Since all of the preferred stock automatically converted into common stock at the close of the initial public offering in the third quarter of 2004, no further dividends on the preferred stock will be reflected in future periods. For the third quarter of 2003, the deemed dividend was $0.1 million.

“During the third quarter of 2004 we continued to make clinical and regulatory progress toward our goal of commercializing a differentiated pulmonary insulin system. By approximating the body’s natural first-phase insulin release spike, our Technosphere® Insulin System has the potential to offer important clinical advantages over all other diabetes therapies, including those currently on the market or under development,” said Hakan Edstrom, President and Chief Operating Officer of MannKind Corporation. “The active treatment portion of a Phase 2b study in the U.S. involving 123 patients with early- to mid-stage type 2 diabetes was recently completed. Top-line results from that study are expected to be released by the end of the year. A 200-patient Phase 2b study underway in Europe continues, with expected completion during the first half of 2005.”

Dr. Wendell Cheatham, Corporate Vice President of MannKind Corporation, said that the Company was pleased with the response to the scientific information presented on the Technosphere® Insulin System at the meeting of the European Association for the Study of Diabetes in Munich, Germany and at the SMi Annual Conference on Diabetes in London, UK. “At both meetings, the Company presented data from a Phase 2 study in type 2 diabetes. These patients were treated with either Technosphere® Insulin or subcutaneous insulin for one week before crossing over to the alternate treatment modality, thereby serving as their own control. Even though patients were exposed to virtually identical amounts of insulin in each of the two treatment modalities, the total glucose excursion during the post-meal period was 48% lower when Technosphere® Insulin was used as compared to subcutaneous insulin. These results added further support that the use of Technosphere® Insulin achieves significantly better post-prandial glucose control than subcutaneous insulin,” commented Dr. Cheatham.

For the first nine months of 2004, operating expenses totaled $55.5 million, compared with $47.6 million for the first nine months of 2003. R&D expenses were $38.8 million, up $7.2 million, from the prior-year period, again related primarily to the expansion of clinical trials of MannKind’s Technosphere® Insulin program. R&D expenses for the nine months of 2004 are offset by a $5.5 million R&D credit exchange recognized under a R&D credit exchange program in the State of Connecticut for qualified research and development expenses. Of this amount, approximately $1.5 million consisted of cash received during the third quarter of 2004. Without this offsetting credit, R&D expenses for the first nine months would have been $44.3 million. Year-to-date 2004 G&A expenses were $16.6 million, an increase of $0.7 million from the comparable 2003 period. Included in R&D and G&A expenses for the first nine months of 2004 are non-cash stock-based compensation expenses aggregating $9.4 million, compared with $3.3 million for the first nine months of 2003. For the first nine months of 2004, the net loss was $54.8 million, versus a net loss of $47.3 million for the comparable 2003 period.

Cash, cash equivalents and marketable securities at September 30, 2004 were $108.9 million, which includes net proceeds of approximately $83.6 million upon completion of the Company’s initial public offering including approximately $4.0 million from the exercise of the underwriter’s over-allotment option. Cash, cash equivalents and marketable securities at December 31, 2003 were $55.9 million.

About MannKind Corporation

MannKind focuses on the discovery, development and commercialization of therapeutic products for diseases including diabetes, cancer, inflammatory and autoimmune diseases. The Company’s lead product, the Technosphere® Insulin System, currently is in late Phase II clinical trials for the treatment of diabetes. This therapy consists of a proprietary dry powder Technosphere® formulation of insulin that is inhaled into the deep lung using MannKind’s MedTone™ inhaler. Clinical indications show MannKind’s proprietary Technosphere® Insulin System’s performance characteristics, unique kinetics, convenience and ease of use may have the potential to change the current diabetes treatment paradigm. For more information on MannKind Corporation and its technology, visit www.mannkindcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to our clinical trials and product candidates. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of clinical trials, intellectual property matters, difficulties or delays in obtaining regulatory approval, manufacturing our lead product candidate, competition from other pharmaceutical or biotechnology companies, our ability to enter into any collaborations or strategic partnerships or obtain additional financing to support our operations and other risks detailed in our filings with the SEC, including our Registration Statement on Form S-1 and our quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

MannKind Corporation
Consolidated Statements of Operations
(Unaudited)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Revenue	$—	$—	$—	$—

OPERATING EXPENSES:
Research and development	11,695	10,764	38,805	31,648
General and administrative	8,808	3,261	16,648	15,971

Total operating expenses	20,503	14,025	55,453	47,619

Loss from operations	(20,503)	(14,025)	(55,453)	(47,619)
Interest income	275	104	496	307
Other income (expense)	40	29	115	(2)

Loss before provision for income taxes	(20,188)	(13,892)	(54,842)	(47,314)
Income taxes	0	0	0	0

Net loss	(20,188)	(13,892)	(54,842)	(47,314)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	(19,210)	(143)	(19,822)	(1,017)
Accretion on redeemable preferred stock	0	(65)	(60)	(188)

Net loss applicable to common stockholders	$(39,398)	$(14,100)	$(74,724)	$(48,519)

Net loss per share:
Basic and diluted	$(1.40)	$(0.72)	$(3.29)	$(2.70)

Shares used to compute basic and diluted net loss per share:
Basic and diluted	28,051	19,697	22,687	17,986

Condensed balance sheet data (in thousands):	September 30, 2004	December 31, 2003
Cash, cash equivalents and marketable securities	$108,871	$55,945
Working capital	105,759	49,097
Total assets	181,753	125,876
Deferred compensation and other liabilities	58	404
Series A redeemable convertible preferred stock	—	5,188
Deficit accumulated during the development stage	(421,813)	(366,971)
Total stockholders’ equity	172,555	111,577